Exhibit 99.1
Javelin Pharmaceuticals Announces Successful Dyloject Pivotal US Phase 3 Trial Top-Line Results at New York City Analyst Day
Also Updates Ketamine Program and Releases Positive Secondary End Points from Rylomine Pivotal Phase 3 Trial
CAMBRIDGE, Mass., Dec 14, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals (AMEX: JAV) announced at its annual analyst and institutional investor day that its US product candidate Dyloject(R) (diclofenac sodium solution for injection) successfully met primary and secondary analgesic efficacy endpoints in the first of two pivotal US Phase 3 studies. Efficacy endpoints in this postoperative abdominal surgery trial were the Sum of the Pain Intensity Differences (SPID), versus pretreatment pain scores, over 0-48 hours and 0-24 hours. Patients in this 4-arm study receiving higher or lower Dyloject doses or ketorolac, had markedly better (p less than 0.002 for all groups) SPID scores than the placebo group, with p less than 0.0001 for the higher dose Dyloject and ketorolac groups.
“Analysis of our previous trial results convinced us that Dyloject not only worked more rapidly than prior diclofenac formulations, but also was more potent,” said Dr. Daniel Carr, CEO/CMO. “Last year we filed patent applications to protect our insights into enhancing NSAID analgesic potency. The ability to use lower doses of an NSAID while achieving equal pain relief has important safety implications. Our new pivotal trial confirms that doses of Dyloject 50 and 75 percent lower than the standard dose of the prior diclofenac formulation achieved clinically meaningful analgesia. Our second pivotal Phase 3 trial, already well underway, is intended to extend the present abdominal surgery results to orthopedic surgery.”
This latest Dyloject trial, as earlier trials, did not reveal any unexpected safety signals. Adverse events were similar across all treatment groups. Thrombophlebitis (vein irritation) was significantly less with Dyloject than with ketorolac or placebo. Further analyses of the data are ongoing and will be reported in the future.
During its analyst day the Company also reviewed its US registration strategy for PMI-150 (intranasal ketamine), stating that there has been a change in its plan for the PMI-150 US NDA submission. An NDA submission strategy based on single-dose efficacy studies and PK data had been reviewed with the FDA in a January 2007 meeting. After its pre-NDA meeting last month, the review division requested that the Company conduct one additional efficacy study prior to filing. The Company is now planning a postoperative, multi-dose, acute pain study in same-day orthopedic surgery. This additional pre-submission study will extend the timeline and cost for filing our initial NDA but it is unclear, whether this study will result in an increase, no change, or actual reduction in the overall cost and time to establish a broader acute pain indication. US Army representatives at the November meeting reiterated their strong commitment to this product.
Javelin representatives also reported successful secondary endpoints for the first of its two pivotal US Phase 3 trials for Rylomine (intranasal morphine). Extending and confirming top-line data from this trial reported earlier this year, two Rylomine treatment regimens (7.5 mg every 1 hour and 15 mg every 3 hours) were found to provide pain relief equal to IV morphine 7.5 mg every 3 hours as measured by 0-24 hour pain intensity, pain relief, and patient global satisfaction. All three active treatments were statistically superior to placebo. The adverse event profile for intranasal morphine was similar to that for IV morphine. In aggregate, this new data and the results of prior trials support Rylomine as clinically equivalent to IV morphine.
About Javelin’s Pivotal Phase 3 Dyloject Studies
In this US multi-center, double-blind, placebo- and comparator-controlled study, postoperative lower abdominal surgery patients (N=331) with moderate-to-severe pain were randomized to receive either of two dosage levels of Dyloject(TM) (18.75 or 37.5 mg), ketorolac 30 mg, or placebo IV every six hours. Pain intensity was measured using a 0-100 mm Visual Analog Scale. Supplemental analgesia with morphine was provided upon patients’ request. The primary measures of efficacy were the Sum of the Pain Intensity Differences (SPID) versus initial pain, assessed 0-24 and 0-48 hours after initial analgesic dosing. Comprehensive analyses of the entire data set are ongoing and will be reported when available. Javelin is now enrolling patients in the second of two US Phase 3 pivotal trials for Dyloject. This second trial is also a 4-arm design that employs the same Dyloject and ketorolac doses, or placebo, but in postoperative orthopedic surgical patients.
About Dyloject:
Dyloject is approved in the UK. In its pivotal UK registration trial, Dyloject’s efficacy and safety were superior to those of the IV formulation of diclofenac currently marketed in the UK. Each dose of the latter product requires buffering, dilution and slow infusion. Dyloject comes ready to use for immediate IV bolus administration, works faster, and according to a recent study, has potential to save the UK NHS up to GBP 50 per postoperative patient compared to the currently marketed formulation. This pharmacoeconomic benefit coupled with Dyloject’s superior clinical attributes differentiates Dyloject from the currently marketed IV formulation of diclofenac sodium, which holds approximately 60 percent of the market for UK injectable nonsteroidal anti-inflammatory drugs (NSAIDs). Dyloject employs a proprietary solubilizing agent that is significantly less irritating to veins than the organic solvents used in the currently marketed IV diclofenac formulation.
According to IMS Health, a well-known pharmaceutical market intelligence provider, the original formulation of diclofenac sodium is the most widely prescribed injectable NSAID in the UK and is sold in numerous countries throughout the world. IMS estimates over seventy million injectable NSAID units are prescribed annually in the G5 countries alone.
Dyloject’s UK label includes two routes of administration, intramuscular (IM) injection and rapid (IV bolus) injection. IM is effective for acute forms of pain, including renal colic, exacerbations of osteo- and rheumatoid arthritis, and acute flare-ups of back pain or gout. Dyloject’s IV bolus application is for the treatment or prevention of post-operative pain in supervised healthcare settings. With Dyloject, Javelin Pharmaceuticals is the first company to create a formulation for rapid IV bolus or low volume IM diclofenac injections. Javelin was recently awarded European Patent 1,574,221, extending patent protection on Dyloject through 2024. A corresponding patent application is pending in the United States.
NSAIDs such as Dyloject can be used postoperatively with opioids, e.g., morphine, to reduce opioid doses by as much as thirty to fifty percent, and thereby decrease morphine-related side effects. Combining different types of pain medicines (called “multimodal analgesia”) is the most commonly advocated approach to acute postoperative pain management worldwide. A number of studies of multimodal analgesia have shown that when patients are given an NSAID along with an opioid, dose requirements and adverse effects of the latter are reduced. Opioid side effects that are reduced by this dose-sparing approach include nausea, vomiting, and inadequate breathing.
About Javelin Pharmaceuticals, Inc.
With US corporate headquarters in Cambridge, MA, and European offices in Cambridge, UK, and Cologne, Germany, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit www.javelinpharmaceuticals.com.
Forward-looking Statement
This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA (and foreign equivalent) review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-G
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
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